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EXHIBIT 11B

                        GATX CORPORATION AND SUBSIDIARIES

               COMPUTATION OF DILUTED NET INCOME (LOSS) PER SHARE

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED DECEMBER 31
                                                               ---------------------------------------------------------------------
                                                                  1998          1997           1996          1995           1994
                                                               -----------    ----------     ----------    ----------    -----------
Average number of shares used to compute basic
    net income (loss) per share                                    49.2           45.1           40.4          40.0          39.7
Shares issuable upon assumed exercise of stock
    options, reduced by the number of shares which
    could have been purchased with the proceeds from
    exercise of such options                                        1.1            *               .6            .7            .6
Common stock issuable upon assumed conversion
    of preferred stock                                               .1            *              7.9           8.0           8.0
                                                               -----------    ----------     ----------    ----------    -----------

Total                                                              50.4           45.1           48.9          48.7          48.3
                                                               ===========    ==========     ==========    ==========    ===========

Net income (loss) as adjusted per basic computation              $131.8         $(57.6)        $ 89.5        $ 87.6        $ 78.2
Add - Dividends paid on preferred stock                              .1            *             13.2          13.2          13.3
                                                               -----------    ----------     ----------    ----------    -----------

Net income (loss), as adjusted                                   $131.9         $(57.6)        $102.7        $100.8        $ 91.5
                                                               ===========    ==========     ==========    ==========    ===========

Diluted net income (loss) per share                             $  2.62         $(1.28)       $  2.10       $  2.07       $  1.89
                                                               ===========    ==========     ==========    ==========    ===========


* Exercise of options and conversion of preferred stock is excluded from computation of diluted loss per share because of antidilutive effects.

Additional diluted computation (1)
    Average number of shares used to compute basic
       net income (loss) per share                                                            45.1
    Common stock issuable upon assumed conversion
       of preferred stock, and stock option exercises                                          4.6
                                                                                          -----------

                                                                                              49.7
                                                                                          ===========

Net (loss) as adjusted per basic computation                                               $ (57.6)
Add - Dividends paid on preferred stock                                                        6.7
                                                                                          -----------

                                                                                           $ (50.9)
                                                                                          ===========

Diluted net (loss) per share                                                               $ (1.03)
                                                                                          ===========



(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

Note: Prior year amounts have been restated to reflect Statement of Financial
      Accounting Standards No. 128, Earnings Per Share, and the 2-for-1 stock split effected in June 1998.


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